Exhibit 10.45

       ACCOUNTS RECEIVABLE PURCHASE AND SECURITY AGREEMENT

This Accounts Receivable Purchase and Security Agreement (hereinafter referred to as "Agreement"), made and entered into this 16th day of March 1998, by and between Applied Intelligence Group, Inc. (also known as AIG), an Oklahoma Corporation (Tax ID#: 73-1247666), with its principal offices at 13800 Benson Road, Edmond, Oklahoma 73013 (hereinafter referred to as "Client") and Trinity Capital, Inc., an Oklahoma corporation, with its principal offices at 50 Penn Place, Suite 590, Oklahoma City, Oklahoma 73118-1803 (hereinafter referred to as "Trinity").

                           WITNESSETH:

Whereas,  Client desires to sell its certain accounts  receivable
to   Trinity  and  Trinity  agrees  to  purchase  said   accounts
receivable, upon the terms and conditions herein provided;

Now Therefore, in consideration of the foregoing and the mutual covenants hereinafter contained, it is hereby mutually understood and agreed as follows:

1. Assignment and Sale of Accounts. In consideration of the sums of money paid by Trinity to Client, hereinafter referred to as "advance", Client hereby sells, assigns, transfers, sets over and delivers to Trinity, with full recourse, and Trinity hereby purchases from Client, Client's right, title and interest in and to, but none of its obligations or indebtedness under, Client's accounts receivable, all returned and repossessed goods arising therefrom, and all proceeds thereof, which are now existing and owned by Client and referred to on the initial Assignment Schedule of Accounts executed and delivered by Client to Trinity herewith, or hereafter arising in favor of or acquired by Client, and all records evidencing the same; with full and irrevocable right and power for the benefit of Trinity, either in Trinity's name or Client's name, to collect, enforce, sue on, compromise or discharge the same, and to endorse the name of Client on any instruments, documents or evidences of payment which are payable to Client, and to do all acts necessary or proper, hereby ratifying and confirming all that Trinity shall lawfully do or cause to be done by virtue hereof (all of the foregoing hereinafter collectively referred to as the "Accounts").

Client shall execute and/or deliver to Trinity such additional instruments, documents and agreements including, but not limited to, a Secured Promissory Note in the amount of $1,000,000.00, Assignment Schedules of Accounts and duplicate original invoices bearing endorsements, in form and substance acceptable to Trinity, indicating that the Accounts have been sold and assigned to Trinity and are payable only to Trinity, which Trinity shall mail to the debtors of such Accounts, as Trinity shall require, from time to time, to better effect Trinity's interest in the Accounts.

Client may discontinue offering for sale to Trinity the receivables of any Client's Customer by giving written notice to Trinity; however, Client agrees to instruct such Client's Customer to send all payments directly to Trinity at its designated address on all invoices from Client whether or not such invoices have been sold to Trinity until Trinity has been fully paid for all receivables purchased by Trinity. Trinity agrees to promptly credit Client's Reserve Account for all payments received upon invoices, which Client has not received any advances from Trinity.

2. Payment for Accounts; Servicing Fee. Trinity shall advance to Client up to seventy five percent (75.0%) of the gross amount of Accounts acceptable to Trinity, less Trinity's servicing fee. The term of any advance shall be the period of time from the date upon which the funds are advanced by Trinity to Client to the payment date of the receivables, based on actual days elapsed on the basis of a year consisting of 360 days. At no time shall the aggregate of such advance amounts exceed $1,000,000.00. The amount of such advance, calculated prior to deducting the service fee, shall bear interest from the date upon which funds are advanced until collection date of Accounts at a rate equal to the adjusted floating prime commercial rate of interest ("Prime Rate") as announced by Trinity's primary operating bank on the day such Prime Rate must be determined, plus three percent (3.0%) ("Fluctuating Rate"). In the event the calculation of the Fluctuating Rate yields a rate higher than the maximum amount allowed by state or federal law ("Maximum Rate"), the Maximum Rate will be used. Each and any change in the rate charged to Client shall be effective without notice to Client on the date when a change shall have been made, but in no event whatsoever shall the amount paid or agreed to be paid by Client, received or demanded by Trinity, exceed the maximum amount permitted by state or federal law. Such rate shall be charged to Client's Reserve Account, if any, without demand or notice or may be payable directly from Client to Trinity on a monthly basis. However, it is agreed that all sums of money which shall not be paid to Trinity by Client when due shall bear interest at 2.0% per month or at the highest rate allowed by law from such due date until paid in full, at Trinity's sole discretion. Upon collection of such Accounts, Trinity shall pay Client the difference between the amount collected and the payment first made to Client by Trinity with respect to such Accounts, less the Servicing Fee, as defined hereinbelow, on such Accounts and any other obligations and indebtedness of Client to Trinity for Accounts charged back hereunder or otherwise howsoever arising.

For its services hereunder, Trinity shall earn, and Client shall pay, a Servicing Fee equal to three fourth of one percent (0.75%) of the gross amount of any and all receivables purchased by Trinity as set forth at the time of initial funding. Trinity's Servicing Fee is due and payable on the date a receivable is purchased from Client by Trinity. The Servicing Fee constitutes consideration for Trinity's services in processing and collection of the purchased receivables. In addition, upon execution of this Agreement, Client shall pay a one-time, non-refundable Closing Fee of $2,650.00.

3. Warranties. Covenants and Representations. In order to induce Trinity to enter into this Agreement, Client hereby represents, warrants, covenants and agrees to and with Trinity that:

a. Client's exact name is Applied Intelligence Group, Inc., Client was incorporated on May 31, 1985, and Client is a duly organized corporation validly existing and in good standing under the laws of the State of Oklahoma. Client is licensed and has full power and authority to carry on its business as it is now being conducted and to own or hold the properties and assets it now owns or holds; is duly qualified, licensed, authorized and empowered to carry on its business as a foreign corporation in good standing in each jurisdiction in which the conduct of its business, the owning or leasing of real property or the maintaining of an office by it makes such qualification and licensing necessary; and is in compliance with all laws, regulations and orders in every applicable jurisdiction;

b. Client has the corporate power to make, deliver and perform this Agreement on the terms and conditions hereof and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes a valid agreement of Client legally binding upon it and enforceable in accordance with its terms. No consent of any other party and no consent, license, approval, authorization, registration or declaration with, any governmental commission, authority, bureau, agency or other governmental entity is required in connection with this Agreement, the sale of the Accounts, the granting of the collateral contemplated hereby or the execution, delivery, performance, validity or enforceability of this Agreement. Client further warrants that none of Client's transactions with Trinity are a breach or will constitute a breach of any agreement between Seller and any other person(s) or creditor(s);

c. The execution, delivery and performance of this Agreement by Client will not violate any provision of any existing law, regulation, order or decree of any court, governmental authority, bureau or agency, or Client's articles of incorporation or by-laws, and will not violate any provision of, or constitute a default under any mortgage, indenture, security agreement, contract, insurance policy, undertaking or other agreement or instrument to which Client is a party or which is or purports to be applicable to or binding upon Client, the conduct of its business or the ownership of any of its property or assets;

d. Client is in compliance with all existing laws and regulations applicable to it, the violation of which would or could adversely affect its operations or its ability to fulfill its obligations under this Agreement;

e. No litigation or administrative proceeding involving Client is presently pending and, to Client's knowledge, no such litigation or proceeding is presently threatened against it or any of its property, that if adversely determined, would adversely affect its financial condition, business or operations or its ability to fulfill its obligations under this Agreement;

f. Client has filed or caused to be filed all tax returns and estimates required to be filed and has paid all taxes shown to be due and payable on said returns and estimates or on any assessments made against it, except for Oklahoma County ad valorem taxes and Oklahoma withholding taxes, which Client shall pay from the proceeds of its first advance from Trinity under this Agreement; and no tax liens have been filed and no claims or assessments are being asserted with respect to such taxes. Client shall immediately notify Trinity in writing of its delinquency in the payment of any taxes. No adverse change in Client's tax liability is contemplated should its tax returns be audited by any tax authority;
a.
g. Client has filed or caused to be filed all financial statements, reports and information required to be filed by all applicable regulatory agencies and no claims or deficiencies or other matters which could have an adverse affect on its financial condition, business or operations, or its ability to perform its obligations under this Agreement have been asserted or are contemplated to be asserted by any of said agencies;

h. All of the covenants, representations and warranties herein or pursuant hereto shall survive the date hereof, shall be continuing and shall remain in full force and effect irrespective of any investigation which may make in connection with or in reference to transactions contemplated hereby or any matter involved herein;

i. Each of the Accounts and all instruments, documents, and records relating thereto are genuine and valid and in all respect what they purport to be, arising out of bona fide sales of goods or services for moneys due Client in full compliance with applicable law to which the same are subject. Each of the Accounts is due and payable within thirty (30) days after the invoice date in United States Dollars, to the best of Client's knowledge, is not subject to any set-off, credit or deduction and the payment thereof is not contingent or conditional upon the fulfillment of any contract, condition, obligation or warranty, past or future, express or implied. To the best of Client's knowledge, the debtor of each Account is solvent and able to pay its debts as they become due; proper entries have been made on the books of Client disclosing the absolute and unconditional sale of the Accounts to Trinity; Client has good and absolute title to each Account and right to sell, assign and transfer the same and has no knowledge of any fact which would impair the validity thereof; none of said Accounts are subject to any lien, charge, encumbrance, security interest or adverse claim nor has Client granted or permitted to exist any thereof; and none of said Accounts nor moneys due or to become due thereunder are to be collected or held by Client in trust for any person except Trinity;

j. Client will keep all of its books and records on a consistent basis in accordance with Generally Accepted Accounting Principles. All information furnished by Client to Trinity concerning the Accounts and proceeds thereof, Client's financial condition or otherwise, is and will be complete, accurate and correct at the time the same is furnished. Client shall furnish to Trinity its annual financial statements within ninety (90) days after closing of its fiscal year, its quarterly financial statements within forty five (45) days after closing of each of its fiscal quarters, and such additional information as and when required by Trinity;

k. Client shall not change its name, business structure, or identity or use any new trade name, or merge or consolidate with any other entity, without Trinity's written consent; and

l. Client shall maintain at all times a Tangible Net Worth of at least $2,000,000 effective on or after December 31, 1997.

4. Collection of Accounts. Upon an occurrence of an event of default under this Agreement, which is not cured by Client as provided in Section 8 hereunder, Trinity agrees to diligently, carefully and lawfully perform in its own name or Client's name the services of administering, demanding and collecting the Accounts, receipt and accounting for the proceeds thereof and paying or otherwise discharging both necessary and reasonable outside costs and expenses incurred in connection therewith. Client shall pay and/or reimburse Trinity for all costs, fees and expenses, including, without limitation, attorneys' fees, incurred by Trinity to collect the Accounts. Trinity shall have the right to make allowances, extend, defer, credit, adjust or settle with any debtor on any Account without notice to or consent of Client.

The Client appoints Trinity as its attorney-in-fact to receive, open, and dispose of all mail addressed to the business pertaining to Receivables; to endorse the Client's name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment of Receivables that may come into Trinity's possession, and to deposit or otherwise collect the same; and to do all other acts and things necessary to carry out the terms of this Agreement. This power, being coupled with an interest, is irrevocable while any Receivable shall remain unpaid.
Client agrees at all times to allow Trinity or its agents, to examine, audit and make extracts and copies of any books and records pertaining to the Accounts, including bank records and reconciliations thereof; and to use Client's premises for this purpose, at any reasonable time, without cost to Trinity. After default by Client hereunder, Client shall pay and/or reimburse Trinity for all costs, fees and expenses incurred by Trinity in the actions described in the preceding sentence. Client further agrees to furnish Trinity with a monthly aging of the Accounts and such other instruments, documents, papers and information relating to the Accounts, which shall be the property of Trinity, as Trinity shall require from time to time, including, but not limited to, all original purchase orders or contracts, invoices, bills of lading, proof of delivery and related correspondence and memoranda.

Client shall immediately advise Trinity of any asserted set-off, credit or deduction by any debtor of the Accounts or the occurrence of any dispute, default or incident that may in any way impair such Accounts or tend to reduce the amount thereof. Client shall have no right and agrees not to make allowance, extension, deferral, credit, adjustment or settlement with any debtor on any Account without in each case the written consent of Trinity, which such consent shall not be unreasonably withheld.

If in Trinity's sole judgment, the credit worthiness of any debtor of a receivable purchased by Trinity becomes impaired before delivery of the related goods and/or rendition of services to such debtor, Client will, upon Trinity's request, at Client's expense use its best efforts to stop delivery of goods and/or rendition of services to such debtor, provided that Client has received advances on Accounts relating to said goods and/or rendition of services prior to delivery of said goods and/or rendition of services to account debtor.

Should any suits, arbitration or other proceedings be instituted for the collection or enforcement of any Account or in defense thereof, Client shall, without expense to Trinity, make available such of its officers, employees, agents, books, records and files, and retain counsel and experts, as may be necessary and expedient to make proper proof therein.

All proceeds of the Accounts received by Client shall be held IN TRUST for Trinity and immediately delivered to Trinity, in kind. Client hereby authorizes Trinity, at any time, to debit its bank(s) account(s) at any banking institution it maintains account(s) and banking relationship(s), at Trinity's option, without notice to Client, for any and all proceeds of the Accounts received by Client, but not delivered to Trinity, in kind.

Notwithstanding anything to the contrary in this Agreement, provided that Client is not in default under this Accounts Receivable Purchase and Security Agreement or any other agreements between Client and Trinity, Client shall not be required to place Trinity's name on any invoices Client presents to its customers. Notwithstanding anything to the contrary in this Agreement, Client hereby agrees to require its customers to pay and remit all payments for the Accounts directly by Client's customers to Trinity's lockbox address at P.O. Box 91092, Chicago, IL 60693 (lockbox at Bank of America, Chicago), or any other lockbox address Trinity may require in the future.

In the event (i) any Account shall not be collected by Trinity within ninety (90) days after the invoice date; (ii) any Account is due from a debtor which has, or against which was, filed a petition in bankruptcy or for reorganization under the bankruptcy laws, makes an assignment for the benefit of its creditors, has a receiver appointed for its property, suspends its business, is or becomes insolvent or defaults in the payment of other indebtedness to Client or Trinity; (iii) any Account is due from a debtor which is then debtor on Accounts aggregating in face amount twenty five (25%) or more of the Accounts then outstanding; (iv) any Account shall be subject to any dispute, claim, charge, counter-claim or set-off by the debtor thereon;
(v) the debtor of any Account refuses to execute and deliver to Trinity a waiver of set-off, in form and substance acceptable to Trinity, if required by Trinity at any time hereafter; (vi) Trinity is requested or required to return any collection on an Account as a voidable preference or other transfer under the bankruptcy laws; or (vii) any other circumstance shall occur with respect to any Account which shall impair the collection thereof; Trinity may thereupon, or at its option at any time thereafter, charge said Account back to Client and Client shall repurchase said Account from Trinity, without recourse, for a sum equal to the amount paid to Client by Trinity therefore, plus the Servicing Fee and applicable interest expense thereon calculated at 2.0% per month or at the highest rate allowed by law from such due date until paid in full, at Trinity's sole discretion.

Client hereby exonerates Trinity for, and agrees to indemnify, defend and hold Trinity, its officers, directors, employees, attorneys, accountants and agents harmless from and against, any and all claims, demands, charges, expenses, including attorneys' fees, damages, actions, and causes of action, whether at law or in equity, now or hereafter existing, and howsoever arising, and in connection with the past, present or future actions of Client, Trinity or their agents in the administration, prosecution or collection of the Accounts or the Collateral, or howsoever related to or otherwise arising or alleged to arise, whether by virtue of Trinity's interest in the Accounts acquired pursuant to this Agreement or otherwise.

5.    Collateral.  To  secure  all  of  the  present  and  future obligations and indebtedness of Client to Trinity under this Agreement, any other agreement now or hereafter existing between Client and Trinity, or otherwise howsoever arising or incurred, regardless whether direct or indirect, absolute or contingent, arising by operation of law or by agreement, Client hereby irrevocably and unconditionally grants and gives to Trinity a general and continuing first and senior lien and security interest in and to all accounts and invoices and their proceeds purchased by Trinity pursuant to this Agreement, and a general lien in Client's other assets including, but not limited to, all instruments, documents, chattel paper, general intangibles, inventory, goods, equipment, and fixtures which are now existing and owned by Client and in all which will hereafter arise or be acquired by Client; together with all other grants and pledges of security heretofore or hereafter given; and in all reserves, funds, moneys, property, goods, accounts, instruments, documents, chattel paper and general intangibles now existing and hereafter arising, in which Client now has or hereafter acquires any interest whatsoever and which are or come into the possession of Trinity or are or may hereafter be due or payable to Client by Trinity; in all proceeds of all of the foregoing; and in all books and records evidencing or pertaining, in whole or in part, to any of the foregoing (all of the foregoing herein collectively referred to as the "Collateral"). Client shall execute and deliver to Trinity such Uniform Commercial Code financing statements in form and substance required by Trinity, as Trinity shall require to perfect and maintain Trinity's first priority security interest in the Collateral. Notwithstanding anything to the contrary in this Agreement, Trinity hereby agrees to waive any of its security interest or subordinate its first lien security interest, at Client's request, on certain specific equipment to be purchased by Client and sold to one of Client's account debtors in the future from IBM with defined serial numbers and related proceeds thereof ("IBM Equipment") to IBM Credit Corporation to permit Client or its account debtor to receive certain Purchase Money Security Interest financing from IBM Credit Corporation in the future on said IBM Equipment, provided that there are no advances outstanding against said specific IBM Equipment or any Accounts relating to said IBM Equipment from Trinity.

6. POWER OF ATTORNEY. The Client appoints Trinity as its attorney-in-fact to receive, open, and dispose of all mail addressed to the Client pertaining to Accounts; to endorse the Client's name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment of Accounts that may come into Trinity's possession, and to deposit or otherwise collect the same; and to do all other acts and things necessary to carry out the terms of this Agreement including, without limitation, endorsing or executing UCC financing statements, bills of sale, invoices or any other documents necessary to protect Trinity's rights and security interests in the Collateral. This power, being coupled with an interest, is irrevocable while any Account shall remain unpaid.

7. Guaranty. The Undersigned, if more than one, jointly and severally, guarantor(s) is engaged in business as a corporate affiliate or subsidiary or owner, principal or officer in whatsoever form desiring to induce Trinity, at its option, to enter into this Agreement and purchase receivables or to extend financial accommodation to the Client (consideration benefit to the guarantor), shall hereby irrevocably and unconditionally, guaranty all of the obligations and indebtedness of Client to Trinity under this Agreement or otherwise howsoever arising, pursuant to the Guaranty and Corporate Guaranty attached as Exhibit A and Exhibit B hereto. Guarantor(s) hereby specifically agrees and acknowledges that his (her) liabilities to Trinity pursuant to the Guaranty will not be affected or impaired by any failure, neglect or omission of Trinity to protect in any manner the collection of Advances or other indebtedness of Client to Trinity or the security given therefore.

8. Defaults and Remedies. The occurrence of any one or more of the following events, which is not cured within 15 days of notice thereof by Trinity to Client, shall constitute a default by Client hereunder:

a. If any representation or warranty or any other statement of fact contained herein or in any writing, certificate, report or statement at any time furnished to Trinity in connection with this Agreement by Client or its agents shall prove to be false or misleading;

b. The failure to perform any provision or breach of any covenant, warranty, representation or agreement of this
Agreement, or any other agreement with Trinity or any person(s) or creditor(s) now existing or hereafter arising, including supplements or amendments thereto, or if any such instrument, document or agreement shall terminate or become void or unenforceable by operation of law or otherwise;

c.     The  failure  of  Client  to  pay  any  moneys  or   other
indebtedness or perform any obligation now or hereafter owing to Trinity under this Agreement or otherwise when due; or

d. If Client or any Guarantor (i) files a petition in bankruptcy or for approval of a plan of reorganization under the bankruptcy laws, or makes an admission seeking the relief therein provided, or any such proceeding is commenced against Client;
(ii) is unable or admits in writing its inability to pay its debts as they become due; (iii) makes an assignment for the benefit of its creditors; (iv) has any of its certificates of authority or licenses revoked or any action brought against it to revoke the same or to rehabilitate or liquidate its business, attach or seize its assets or enjoin it from conducting its business; (v) has a receiver, trustee, administrator, liquidator or other person appointed, voluntarily or otherwise, for its business, affairs or property; (vi) is adjudicated a bankrupt;
(vii) suspends its business; (vii) permits a judgment to be obtained against it which is not promptly paid; (ix) becomes insolvent; (x) has in Trinity's judgment, an adverse change in financial condition, business or affairs; (xi) fails to pay or perform any obligation how or hereafter owing by Client to Trinity; or (xii) violates any law, statute, regulation, judgment or order now or hereafter applicable to it, its business or assets.

Should  any  one  or  more of the above defined  defaults  occur,
Client hereby agrees that Trinity may, at its option, without notice or demand, terminate this Agreement; notify the debtors on Accounts that all payments to be made thereunder shall be made to Trinity as the owner thereof; charge back the Accounts to Client, and Client shall repurchase the Accounts from Trinity, without recourse, for a sum equal to the gross amount thereof plus factoring commissions thereon; exercise any one or more of the rights and remedies accruing to a secured party under the Uniform Commercial Code; enter, with or without process of law, any premises where the Accounts or any other Collateral of Trinity hereunder, and records relating thereto, is or may be located, and without charge or liability to Trinity therefore, seize all of the same; and/or accelerate and fix any or all of Client's obligations and indebtedness to Trinity, whether fixed or contingent, direct or indirect, all of which shall thereupon be immediately due and payable with interest thereon from the date due and payable through the date paid at the rate of 2.0% per month or at the highest rate allowed by law from such due date until paid in full, at Trinity's sole discretion. Client shall remain liable to Trinity for any deficiency.

If any default by Client shall occur hereunder, the damages which Trinity shall be entitled to recover from Client as a result thereof shall include all reasonable attorney's fees, court costs and all other expenses which may be expended or incurred by Trinity to obtain or enforce payment of any of the Accounts, or in the prosecution or defense of any action or concerning any matter growing out of or connected with this Agreement, the Accounts or the Collateral.

The waiver by Trinity of any default hereunder shall not be construed or act as a waiver of any subsequent default. The failure or delay of Trinity to exercise any right, power or remedy shall not be construed as a waiver thereof, but all rights, powers and remedies shall continue in full force and effect until all Accounts, together with all charges, commissions, debts and liabilities of Client to Trinity shall have been fully paid, and all rights, powers and remedies herein or in any other instrument provided are cumulative and none is exclusive.

9. Term. This Agreement shall continue in effect until July 15, 1999 or unless terminated by Client by giving ten (10) days prior written notice to Trinity. Trinity's rights and remedies hereunder shall continue in full force and effect until all of Client's obligations and indebtedness to Trinity shall be irrevocably, unconditionally and finally paid to Trinity.

10. Binding Effect: Governing Law. This Agreement when executed by Client and Trinity shall become effective and binding upon the successors and assigns of Client and Trinity. This Agreement shall not be assigned by Client. No modification or waiver of any provision of this Agreement shall be effective unless in writing. Client shall pay and/or reimburse Trinity for all costs, fees and expenses, including, without limitation, attorney's fees, now or hereafter incurred by Trinity in connection with this Agreement. This Agreement, as the same may be amended and supplemented from time to time, shall be governed in all respects, solely at Trinity's discretion, by the laws of and the decisions of the courts of the States of Illinois or Oklahoma, where Trinity maintains offices; or the law of the situs of the collateral. All actions with respect to this Agreement shall be maintained in courts situated in the States of Illinois or Oklahoma, in Trinity's sole discretion. TRINITY AND CLIENT EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY.


Client warrants and represents to Trinity that Client has read this agreement in its entirety prior to signing and that prior to signing this agreement, all blanks were filled in (except Trinity's acceptance) and all alterations of this form agreement were initialed by Client.


In Witness Whereof, Client and Trinity have caused this Agreement to be duly executed by their respective officers "hereunto duly authorized, all as of the day and year first above written.

Client: Applied Intelligence Group, Inc., an Oklahoma Corporation


By:  /s/ Robert L. Barcum
Name:Robert L. Barcum, its Chairman of the Board, President and Chief
     Executive Officer and as Guarantor


By:  /s/ Robert N. Baker
Name:Robert N. B Baker, its Vice President
     and as Guarantor


By:  /s/ David North
Name:David North, its Vice President



ijob, Inc., an Oklahoma corporation (Tax ID Number 731518715) as
Guarantor

By:  /s/ David Mitchell
Name:David Mitchell
Title:President






Accepted this 18th day of March, 1998

Trinity Capital, Inc. (as Secured Party)
By:  /s/ William H. Hatamyar
Name:William H. Hatamyar, President